Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100 www.codexis.com

Codexis Grows Revenue 35 Percent in Third Quarter; Raises 2010 Outlook

Redwood City, CA – October 28, 2010 – Codexis, Inc. (NASDAQ: CDXS) today announced financial results for the third quarter ended September 30, 2010.

Financial Highlights

Revenue: For the third quarter of 2010, the company reported revenues of $27.1 million, an increase of 35% from $20.1 million in the third quarter of 2009, primarily due to an increase of $4.9 million in product revenue, representing an increase of 105% over the same time period.

Operating Expenses: Research and development expenses in the third quarter of 2010 were $13.1 million, compared to $12.2 million for the third quarter of 2009. The increase was primarily due to higher depreciation and stock-based compensation expenses. Selling, general and administrative expenses in the third quarter of 2010 declined to $7.9 million compared to $8.7 million same period of 2009 primarily due to a reduction in discretionary expenses.

Net Income/(Loss): Net loss was ($2.7) million, or ($0.08) per share, based on 34.2 million weighted average common shares outstanding in the third quarter of 2010. This compares to a net loss of ($6.2) million during the third quarter of 2009.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA increased from ($2.7) million in the third quarter of 2009 to $2.1 million in 2010. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, cash equivalents and marketable securities at September 30, 2010 decreased to $99.3 million compared to $100.3 million at June 30, 2010.

Outlook

Codexis’ statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

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Codexis increases its full year revenue guidance for 2010. For full year 2010, Codexis forecasts revenues of greater than $100 million, which would represent growth of 21% or greater compared to 2009. Codexis affirms its expectation that Adjusted EBITDA will be positive for the full year 2010; and expects Adjusted EBITDA will be greater than $7 million for the year.

Conference Call

Codexis will hold a conference call for investors on October 28, 2010 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 866-788-0541 or International: 857-350-1679, access code 54501345. A live webcast of the call will also be available from the Investor Relations section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 43072209 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately two hours after the call and will be available for up to thirty days.

About Codexis, Inc.

Codexis is a clean technology company. Codexis develops optimized biocatalysts that make industrial processes faster, cleaner and more efficient. Codexis’ technology is commercialized with leading global pharmaceutical companies and in development for advanced biofuels with Shell. Other potential markets for the company’s biocatalyst-enabled solutions include carbon capture, water treatment and chemicals.

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s forecast for 2010 revenue and Adjusted EBITDA, which is defined elsewhere in this press release. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2010, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% change	2010	2009	% change
Revenues:
Product	$9,491	$4,636	105%	$24,250	$13,401	81%
Related party collaborative research and development	16,178	15,000	8%	46,873	43,963	7%
Collaborative research and development	1,065	426	150%	2,577	1,295	99%
Government grants	379	—	nm	3,593	11	nm

Total revenues	27,113	20,062	35%	77,293	58,670	32%

Costs and operating expenses:
Cost of product revenues	8,563	4,618	85%	19,856	11,886	67%
Gross margin $	928	18		4,394	1,515
Gross margin %	10%	0%		18%	11%
Research and development	13,070	12,239	7%	39,056	39,486	-1%
Selling, general and administrative	7,940	8,699	-9%	25,192	20,939	20%

Total costs and operating expenses	29,573	25,556	16%	84,104	72,311	16%

Loss from operations	(2,460)	(5,494)	-55%	(6,811)	(13,641)	-50%

Interest income	61	64	-5%	135	141	-4%
Interest expense and other, net	(35)	(744)	-95%	(1,047)	(1,530)	-32%

Loss before provision (benefit) for income taxes	(2,434)	(6,174)	-61%	(7,723)	(15,030)	-49%
Provision (benefit) for income taxes	298	(16)	nm	324	79	310%

Net loss	$(2,732)	$(6,158)	-56%	$(8,047)	$(15,109)	-47%

Net loss per share of common stock, basic and diluted	$(0.08)	$(2.35)		$(0.38)	$(5.79)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	34,200	2,624		21,272	2,609

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$99,274	$31,785
Marketable securities	—	23,778
Accounts receivable, net	13,841	7,246
Related party accounts receivable	1,537	—
Inventories	3,245	2,915
Prepaid expenses and other current assets	1,871	1,658

Total current assets	119,768	67,382

Restricted cash	666	731
Property and equipment, net	21,018	21,581
Intangible assets, net	562	928
Goodwill	3,241	3,241
Other non-current assets	2,821	5,173

Total assets	$148,076	$99,036

Liabilities, redeemable convertible preferred stock, and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,639	$9,999
Accrued compensation	6,046	6,518
Related party payable	487	1,314
Other accrued liabilities	7,856	10,376
Redeemable convertible preferred stock warrant liability	—	2,009
Deferred revenues	704	2,240
Related party deferred revenues	8,622	13,161
Financing obligations	4,032	5,368

Total current liabilities	36,386	50,985

Deferred revenues, net of current portion	1,718	1,856
Related party deferred revenues, net of current portion	4,424	7,487
Financing obligations, net of current portion	—	2,574
Other long-term liabilities	1,415	1,307

Total liabilities	43,943	64,209

Redeemable convertible preferred stock issuable in series A to F	—	179,672

Stockholders’ equity (deficit):
Common stock	4	—
Additional paid-in capital	271,832	15,015
Accumulated other comprehensive loss	(47)	(252)
Accumulated deficit	(167,656)	(159,608)

Total stockholders’ equity (deficit)	104,133	(144,845)

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity (deficit)	$148,076	$99,036

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net loss	$(8,047)	$(15,109)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	402	707
Depreciation and amortization of property and equipment	5,298	3,727
Revaluation of redeemable convertible preferred stock warrant liability	677	349
Gain on disposal of property and equipment	—	(50)
Stock-based compensation	6,466	3,179
Amortization of debt discount	70	283
Accretion (amortization) of premium/discount on marketable securities	511	368
Changes in operating assets and liabilities:
Accounts receivable	(8,132)	(842)
Inventories	(331)	511
Prepaid expenses and other current assets	(213)	(499)
Other assets	2,602	(629)
Accounts payable	(1,360)	(929)
Accrued compensation	(472)	1,128
Accrued related party payable	(827)	(91)
Other accrued liabilities	(3,420)	(4,366)
Deferred revenues	(9,276)	(3,266)

Net cash (used in) operating activities	(16,052)	(15,529)

Investing activities:
Decrease in restricted cash	65	194
Purchase of property and equipment	(4,740)	(6,491)
Purchase of marketable securities	(49,051)	(35,619)
Proceeds from sales of marketable securities	1,605	—
Proceeds from maturities of marketable securities	70,696	17,175

Net cash provided by (used in) investing activities	18,575	(24,741)

Financing activities:
Principal payments on financing obligations	(3,979)	(4,004)
Payments in preparation for initial public offering	(3,870)	—
Proceeds from issuance of preferred stock	—	45,000
Proceeds from issuance of common stock on IPO, net of underwriting discounts	72,551	—
Proceeds from exercises of stock options	279	72

Net cash provided by financing activities	64,981	41,068

Effect of exchange rate changes on cash and cash equivalents	(15)	(57)

Net increase in cash and cash equivalents	67,489	741
Cash and cash equivalents:
Beginning of the period	31,785	21,903

End of the period	99,274	22,644

Marketable securities at the end of period	—	33,318

Cash, cash equivalents and marketable securities	$99,274	$55,962

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Reconciliation of GAAP to Non-GAAP Financial Information

Adjusted EBITDA (calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation) for the third quarter of 2010 was $2.1 million compared to a loss of $2.7 million in the third quarter of 2009. For the nine months ended September 30, 2010, Adjusted EBITDA improved to $5.5 million from a loss of $6.2 million in the same period in 2009. The key driver of this improvement was a $7.1 million reduction in net loss.

In this press release, in addition to GAAP financial results, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating management’s performance when determining incentive compensation and to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(Unaudited, Dollars In Thousands)

	Three months ended September 30,		Nine months ended September 30,
Calculation of Adjusted EBITDA	2010	2009	2010	2009
Net income (loss)	$(2,732)	$(6,158)	$(8,047)	$(15,109)
Adjustments: Minus: Interest income	(61)	(64)	(135)	(141)
Plus: Interest expense	130	317	524	1,078
Plus: Income taxes	298	(16)	324	79
Plus: Depreciation and amortization	1,960	1,626	5,700	4,434
Plus: Stock-based compensation	2,549	1,286	6,433	3,148
Plus: Preferred stock warrant fair market valuation adjustment	—	344	677	349

Adjusted EBITDA	$2,144	$(2,665)	$5,476	$(6,162)

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

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•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Contacts:

Investors: Robert Lawson, robert.lawson@codexis.com, 650-421-8137

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden,

ssidenfaden@mww.com, 212-827-3771.

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